TODD PACIFIC SHIPYARDS CORPORATION ANNOUNCES U.S. NAVY MODIFICATION OF SURFACE COMBATANT CONTRACT AWARD OF FIVE YEAR OVERHAUL CONTRACT ON AIRCRAFT CARRIERS

VIA FACSIMILE                                                    CONTACT:  HILARY PICKEREL

Total Pages -1                                                         SHAREHOLDER RELATIONS

                                                                                   206-623-1635 Ext. 501

SEATTLE, WASHINGTON...September 20, 2005...Todd Shipyards Corporation (NYSE:TOD) announced today that the U.S. Navy ("Navy") has awarded to its wholly owned subsidiary, Todd Pacific Shipyards Corporation ("Todd Pacific"), a modification to previously awarded contract N00024-00-C-8514 in support of repairs and alterations performed during the Selected Restricted Availabilities ("SRA's"), the Docking Selected Restricted Availabilities ("DSRA's"), and the Continuous Maintenance Availabilities ("CMA's") of the surface combatants (frigates and destroyers) stationed at Naval Station Everett. This modification extends by approximately five years the Company's Combatant Maintenance Team Contract ("CMT") originally awarded to Todd Pacific by the Navy in 2000. This modification also provides for a cost-plus-award-fee contract. Todd Pacific will continue to act as the prime contractor and lead a team of subcontractors who may perform as much as half of the work. The work will be accomplished in Todd Pacific's shipyard located on Seattle's Harbor Island and pier-side within Naval Station Everett.

Work under this modified contract will be performed at the option of the Navy, which has not established a dollar value for the work. Todd Pacific estimates the value may be in the range of $75 million over five years, if all options are exercised. April 2004The estimated total value of all options, if exercised by the Navy, is approximately $133 million.  There is no assurance that all options will be exercised, in whole or in part.

Todd Pacific performs a substantial amount of repair and maintenance work on commercial and federal government vessels engaged in various seagoing trade activities in the Pacific Northwest. Its customers include the U.S. Navy, the U.S. Coast Guard, the Washington State Ferry system, NOAA and various other commercial and governmental customers. Todd Shipyards has operated a shipyard in Seattle since 1916.